FIRST AMENDMENT
OF THE
FIRST COMMUNITY FINANCIAL PARTNERS, INC.
AMENDED AND RESTATED
2008 EQUITY INCENTIVE PLAN
WHEREAS, First Community Financial Partners, Inc. (the “Company”) maintains the First Community Financial Partners, Inc. Amended and Restated 2008 Equity Incentive Plan (the “Plan”);
WHEREAS, pursuant to and subject to Article 6 of the Plan, the Board of Directors (the “Board”) of the Company may amend the Plan at any time;
WHEREAS, the Board has determined that it is in the best interests of the Company and its shareholders to amend the Plan to (i) increase the maximum number of shares of common stock of the Company that may be delivered under the Plan by 1,000,000, from 1,430,000 (715,000 prior to stock split) to 2,430,000, provided that none of the newly available shares may be granted as incentive stock options and (ii) make other changes as described herein; and
WHEREAS, the Board has duly authorized the undersigned officer to carry out the foregoing.
NOW, THEREFORE, effective as of December 21, 2011, the Plan is hereby amended in the following particulars:

1.	The first sentence of Section 3.2(a) of the Plan is deleted in its entirety and replaced with the following:
“        (a)    Share Reserve. Subject to the following provisions of this Section 3.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries in the aggregate under the Plan and the Prior Plans shall be equal to 2,430,000 shares of Stock 1,430,000 (715,000 prior to stock split) of which may be granted as ISOs to the extent that such shares are granted under the Plan, which 1,430,000 (715,000 prior to stock split) shares were available for delivery under the Plan as of the Effective Date less that number of shares subject to outstanding awards under the Plan and Prior Plans as of December 21, 2011.”

2.	The first sentence of Section 3.2(b) of the Plan is deleted in its entirety and replaced with the following:
“        (b)    Reuse of Shares. To the extent any shares of Stock covered by an award (including stock awards), under the Plan, are forfeited or are not delivered to a Participant or beneficiary for any reason, including because the award is forfeited, canceled or settled in cash, or if any shares of Stock are not delivered because the shares are used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan and shall again become eligible for issuance under the Plan; provided, however, that such shares of Stock that become eligible again for issuance under the Plan pursuant to this Section 3.2(b) shall not be available for issuance in connection with ISOs.”

3.	In all other respects the Plan shall remain unchanged and in full force and effect.
IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized officer this     21     day of December 2011.
FIRST COMMUNITY FINANCIAL PARTNERS, INC.
By: Glen L. Stitely
Its: Senior Vice President and Chief Financial Officer